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                                                                     Exhibit 99.
                                                                     -----------

  (LOGO OF BANKAMERICA                                     (LOGO OF CONTINENTAL
CORPORATION APPEARS HERE)                                      APPEARS HERE)



           BANKAMERICA TO ACQUIRE CONTINENTAL FOR ABOUT $1.9 BILLION

              BANKAMERICA WILL BUY BACK $500 MILLION OF OWN STOCK;
            EXPECTS NO DILUTION IN EARNINGS PER SHARE IN FIRST YEAR
     ______________________________________________________________________


     SAN FRANCISCO AND CHICAGO, JANUARY 28, 1994 -- BankAmerica Corporation (NYSE: BAC) and Continental Bank Corporation (NYSE: CBK) today announced they have signed a definitive agreement for BankAmerica to acquire Continental for
21.25 million shares of BankAmerica common stock and $939 million in cash, subject to adjustment in certain circumstances. Based on BankAmerica's closing price yesterday of $45.75 per share, the transaction is currently valued at approximately $1.9 billion.

     The combination with Continental will enable BankAmerica to solidify its position as one of the nation's leading wholesale banks, while expanding its relationships with both large and medium size companies in the midwestern United States.

     BankAmerica also said that before completing the acquisition it will buy back approximately $500 million of its common stock, approximately half the value of the shares to be issued in the merger. After giving effect to the share repurchase, the transaction is expected to be non-dilutive to BankAmerica shareholders from the first year of the merger.

     The transaction will be structured as a cash-election merger, in which Continental shareholders may elect to receive either cash or BankAmerica common stock. It is expected to be tax-free to the extent stock is received, but may become taxable in certain circumstances. The acquisition is expected to close in the third quarter of 1994 and is subject to completion of due diligence and approval by regulators and Continental shareholders.

     BankAmerica Chairman Richard M. Rosenberg said, "There is a superb fit between the two organizations. We complement each other remarkably well in terms of business lines,

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balance sheets, and geographic presence.  Continental is a strong, focused wholesale bank which will enable us to achieve important strategic objectives -- increasing relationships with large corporations nationwide and especially expanding our presence among both large and medium-size companies in the Midwest. Continental has unusually strong customer relationships and we have the size, financial strength, and management depth to make this combination work without straining us or distracting from our other priorities. In addition, we have an extensive global network and array of products that will become available to Continental customers."

     "Continental's customers, shareholders, and employees are all winners in this combination," said Thomas C. Theobald, Continental Chairman. "Our customers benefit from BankAmerica's far greater financial capacity, and it's clear that better marketing opportunities brighten career prospects for Continental bankers. With this transaction, our shareholders will realize substantial appreciation in value, in addition to the gains of previous years. In the circumstances, I have decided to move on, very proud of what our talented team has accomplished, and very confident about the future of this business."

     Rosenberg said: "In addition to its strong market position in the Chicago area, Continental has deep relationships with corporations across the country, especially among privately held companies. However, there is no significant overlap with our customer base. This is true even though we both have strong operations in many of the same locations, including Chicago, where we have run a very successful corporate banking office since 1974."

     The acquisition is also expected to result in modest cost savings, which will come from consolidation of Continental domestic and foreign offices with those of BankAmerica and the elimination of duplicative corporate and administrative expenses. In addition to Chicago, Continental has corporate banking offices in New York, Los Angeles, Miami, Atlanta and Dallas, as well as operations in London, Tokyo, and five Latin American cities. These consolidations are estimated to eliminate 500-800 full-time equivalent positions, coming from both companies and from the U.S. and overseas, within two years. At the end of 1993, Continental had approximately 4,200 employees and BankAmerica had approximately 96,400 employees.

     Following the merger, the headquarters of BankAmerica's U.S. Corporate Group will be moved to Chicago and the combined domestic corporate banking business will be headed by Continental Vice Chairman Michael J. Murray, who will report to BankAmerica Vice

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Chairman David Coulter, head of its United States and International Group.
Continental will be renamed Bank of America Illinois and be headed by Continental Vice Chairman William M. Goodyear, who will continue to be responsible for middle-market and private banking businesses, reporting to BankAmerica Vice Chairman Michael Rossi, head of its Commercial Business Group and several other major investment and wholesale products units.

     John Richman, a Continental outside director since 1980, will join BankAmerica's Board of Directors upon completion of the transaction. Richman is a former chairman and chief executive officer of Kraft General Foods, Inc.

     The amount of BankAmerica stock to be issued in the merger is subject to adjustment if its average stock price during a 10-day period ending 10 days prior to closing is above $55.84 per share or below $36.16 per share. Continental has granted BankAmerica an option to purchase shares of Continental common stock representing 19.9% of its outstanding common shares, at a price of $37.50 per share. The option is exercisable in certain circumstances, including the purchase by a third party of more than 20% of Continental shares or Continental's completion of an alternative transaction with a third party at a higher price. In addition, if Continental enters into such an alternative transaction, it would be obligated to pay BankAmerica the greater of $60 million or 3% of the transaction's value.

     Continental's Board of Directors has unanimously approved the merger agreement and has agreed to recommend the transaction to Continental shareholders at a meeting to be held following the clearance of a proxy statement by the Securities and Exchange Commission.

     Lazard Freres and Montgomery Securities are serving as financial advisors to BankAmerica. Goldman Sachs is serving as financial advisor to Continental.

     As reported, Continental's 1993 earnings were $258 million, or $4.12 per share. The earnings were not taxed due to the utilization of tax benefits. Continental's assets were $22.6 billion and loans were $11.7 billion at year-end.

     With assets of $187 billion at year-end 1993, BankAmerica is the second largest banking company in the United States.


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Note: A registration statement relating to the BankAmerica common stock to be exchanged will be filed with the Securities and Exchange Commission (SEC). The BankAmerica common stock may not be exchanged, nor may offers be accepted, prior to the time the registration statement becomes effective. This announcement shall not constitute an offer to exchange or the solicitation of an offer to exchange nor shall there be any exchange of the BankAmerica common stock in any state in which such offer, solicitation or exchange would be unlawful prior to registration or qualification under the securities laws of such state. The BankAmerica common stock to be exchanged will be offered only by means of a prospectus filed with the SEC.